Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Announces First Quarter 2016 Cash Distribution
Quarterly Cash Distribution Increases 0.25 Cents for the Second Consecutive Quarter

OMAHA, Neb., April 21, 2016 (GLOBE NEWSWIRE)  Green Plains Partners LP (NASDAQ:GPP) today announced that the board of directors of its general partner declared a quarterly cash distribution of $0.4050 per unit on all of its outstanding common and subordinated units, or $1.62 per unit on an annualized basis, for the first quarter of 2016. The 0.25 cent increase over the previous quarterly distribution of $0.4025 per unit is the second consecutive increase since the partnership’s IPO.  The distribution is payable on May 13, 2016, to unitholders of record at the close of business on May 6, 2016.

This release serves as a qualified notice to nominees under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Green Plains Partners’ distributions to foreign investors are attributable to income that is effectively connected with a U.S. trade or business. Accordingly, all of the partnership’s distributions to foreign investors are subject to U.S. federal income tax withholding at the highest effective tax rate.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

Contact

Jim Stark

Vice President,  Investor &  Media Relations

402.884.8700

jim.stark@gpreinc.com

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